Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-165721

PROSPECTUS

4,256,178 Shares

WORLD HEART CORPORATION

Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 4,256,178 shares of our common stock, which includes 2,837,452 shares of our common stock issuable upon the exercise of warrants, which are held by the selling stockholders named in this prospectus.  The shares of common stock covered by this prospectus were previously issued by us to the selling stockholders in a private placement closed on January 26, 2010, which is more fully described in the section titled “Selling Stockholders” on pages 12, or underlie certain common stock purchase warrants that were previously issued by us to the selling stockholders in that private placement.  We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.  However, we will receive the proceeds of any cash exercise of the warrants.

The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” on page 15.  The selling shareholders will pay all brokerage fees and commissions and similar expenses.  We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

The common stock is traded on the NASDAQ Capital Market under the symbol “WHRT.” On April 29, 2010, the reported closing price of the common stock was $2.61 per share.

An investment in the shares offered hereby involves a high degrees of risk.  See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2010.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not, and the selling stockholders have not, authorized anyone to provide you with additional or different information.  If anyone provides you with additional, different or inconsistent information, you should not rely on it.  You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context requires otherwise, all references to “we”, “us”, “our”, “WorldHeart” or the “Company” in this prospectus are to World Heart Corporation and its wholly-owned subsidiaries on a consolidated basis.  The WorldHeart logo, WorldHeart, and all product and service names used herein are either registered trademarks or trademarks of World Heart Corporation in the United States and/or other countries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision.

World Heart Corporation

Our business is focused on the development and sale of ventricular assist devices (VADs), particularly our Levacor VAD (Levacor). VADs are mechanical assist devices that supplement the circulatory function of the heart by re-routing blood flow through a mechanical pump allowing for the restoration of normal blood circulation. In August 2009, we received conditional approval from the U.S. Food and Drug Administration (FDA) to begin a Bridge-to-Transplant (BTT) clinical study for the Levacor and in January 2010 we received unconditional approval of the investigational device exemption (IDE) from the FDA.  We have enrolled three subjects in the BTT study. BTT clinical study enrollment will involve approximately 160 subjects at ten U.S. centers initially.  To date, three clinical centers have received Institutional Review Board (IRB) approval, have been fully trained, and have executed all associated research and business agreements. The follow-up period for subjects in the clinical trial is six months with the end points of the BTT clinical study being survival to heart transplant, six month survival on the device or device removal for recovery and survival to 60 days after device removal. We expect to initiate a CE Mark trial in Europe with Levacor by the end of 2010 and plan to initiate a Destination Therapy clinical study in the U.S. with Levacor by the first half of 2011, both contingent on our ability to obtain future financing and on our ability to satisfactorily complete all regulatory requirements.

VADs are used for treatment of patients with severe heart failure including patients whose hearts are irreversibly damaged and cannot be treated effectively by medical or surgical means other than transplant.  BTT therapy involves implanting a VAD in a transplant-eligible patient to maintain or improve the patient’s health until a donor heart becomes available. Destination Therapy is the implanting of a VAD to provide long-term support for a patient not currently eligible for a natural heart transplant. Bridge-to-Recovery involves the use of VADs to restore a patient’s cardiac function helping the natural heart to recover and thereby allowing removal of the VAD.

We are focused on the development of the Levacor, the next-generation rotary device that we acquired as part of our acquisition of the assets of MedQuest Products, Inc. (MedQuest) in July 2005. The Levacor uses a magnetically-levitated rotor resulting in no moving parts subject to wear, which is expected to provide multi-year support. The Levacor is currently in a BTT clinical trial in the United States.

In the past, we derived most of our revenue from our Novacor LVAS and related peripheral equipment, which we sold directly to medical clinics and hospitals in the United States, Europe and Canada and through a distributor in certain other countries. In November 2006, we announced a restructuring plan, which included a reduction of commercial operations associated with the Novacor LVAS, and a refocusing of our resources on the development of next generation products, particularly the Levacor.

We were incorporated by articles of incorporation under the laws of the Province of Ontario on April 1, 1996. On December 14, 2005, we filed articles of continuance and continued under the laws of Canada. On January 1, 2010 we changed our jurisdiction of incorporation from the federal jurisdiction of Canada to the state of Delaware in the United States through a plan of arrangement.  Our principal executive office is located at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah, USA, 84116 and the telephone number of our principal executive office is 801-355-6255.

The Offering

The following is a brief summary of the offering. You should read the entire prospectus carefully, including “Risk Factors” and the information, including financial information relating to us included in our filings with the Securities and Exchange Commission and incorporated in this document by reference.

Common stock to be offered by the selling stockholders	4,256,178 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. However, we will receive the proceeds of any cash exercise of the warrants.

NASDAQ Capital Market Symbol	WHRT

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock is highly risky.  You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus, before you decide whether to buy our common stock.  We believe the risks and uncertainties described below are the most significant risks we face.  If any of the following events actually occurs, our business, business prospects, financial condition, cash flow and results of operations would likely be materially and adversely affected.  In these circumstances, the trading price of our common stock would likely decline, and you could lose all or part of your investment.

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risk Factors Relating to Our Business

We will require significant capital investment to continue our product development programs and to bring future products and product enhancements to market, and if adequate funding is not available, our financial condition will be adversely affected and we may have to further curtail or eliminate our development programs and significantly reduce our expenses or be forced to cease operations.

Our investment of capital has been and will continue to be significant. Developing our technology, future products and continued product enhancements, including those of the Levacor and other technologies, requires a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development and regulatory approval. If adequate funds are not available when needed, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs (including our lead Levacor program) or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, potential products or products that we would otherwise seek to develop or commercialize ourselves. In addition, while in November 2006 and August 2008, we embarked on significant restructuring and cost reduction initiatives, we may be required to further reduce our operating expenses, including but not limited to, reductions in salaries and/or elimination of employees and consultants or cessation of operations. We believe that cash on hand, including the $7.3 million raised in January 2010, will be sufficient to support our planned operations through the end of 2010. We are continuing to explore strategic and financing alternatives, including equity financing transactions and corporate collaborations.  The inability to obtain additional financing or enter into strategic relationships when needed will have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to obtain any sources of financing on acceptable terms, or at all. If we are unsuccessful in raising additional capital from any of these sources, we may need to defer, reduce or eliminate certain planned expenditures.  If we are not able to reduce or defer our expenditures, secure additional sources of revenue or otherwise secure additional funding, we may be unable to continue as a going concern, and we may be forced to restructure or significantly curtail our operations, file for bankruptcy or cease operations.

We have had substantial losses since incorporation and expect to continue to operate at a loss while our products are under development, and we may never become profitable.

Since our inception in 1996 through December 31, 2009, we have incurred cumulative losses of approximately $332.7 million, a significant portion of which relates to the costs of internally developed and acquired technologies. Our research and development expenses have increased over the past years, primarily due to our investment in the development programs for the Levacor device. Our research and development activities will likely result in additional significant losses in future periods. These expenditures include costs associated with performing pre-clinical testing and clinical trials for our next generation products, continuing research and development, seeking regulatory approvals and, if we receive these approvals, commencing commercial manufacturing, sales and marketing of our products.

We may be unable to obtain regulatory approvals, which will prevent us from selling our products and generating revenue.

Most countries, including the United States, Canada and countries in Europe, require regulatory approval prior to the commercial distribution of medical devices. In particular, implanted medical devices generally are subject to rigorous clinical testing as a condition of approval by the FDA and by similar authorities in Canada, Europe and other countries. The approval process is expensive and time consuming. Non-compliance with applicable regulatory requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, government refusal to grant marketing approval for devices, withdrawal of marketing approvals and criminal prosecution. The inability to obtain the appropriate regulatory approvals for our products in the United States and the rest of the world will prevent us from selling our products, which would have a material adverse effect on our business, financial condition and results of operations.

The FDA or any other regulatory authority may not act favorably or quickly in its review of our applications, if and when made, and we may face significant difficulties and costs obtaining such approvals that could delay or preclude us from selling our products in the United States, Europe, Canada and elsewhere. Failure to receive, or delays in receiving, such approvals, including the need for extended clinical trials or additional data as a prerequisite to approval, limitations on the intended use of our products, the restriction, suspension or revocation of any approvals obtained or any failure to comply with approvals obtained could have a material adverse effect on our business, financial condition and results of operations.

Our clinical trials may be subject to costly delays.

In order to conduct clinical studies, we must generally receive an IDE for each device from the FDA. We are currently conducting a BTT clinical trial for Levacor product under an IDE.  During this clinical trial we may experience unanticipated device issues or clinical outcomes, either of which may cause us to delay or stop our clinical trial.  The completion of any of our clinical trial may be delayed or halted for numerous reasons, including:

•      subjects may not enroll in clinical trials at the rate we expect and/or subjects may not be followed-up on at the rate we expect;

•      subjects may experience adverse side effects or events related or unrelated to our products;

•      third-party clinical investigators may not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations may not perform data collection and analysis in a timely or accurate manner;

•      the interim results of any of our clinical trials may be inconclusive or negative; and

•      regulatory inspections of our clinical trials or manufacturing facilities may require us to undertake corrective action or suspend or terminate our clinical trials if investigators find us not to be in compliance with regulatory requirements;

If we were to experience device issues or unanticipated clinical outcomes, the FDA might impose additional conditions or restrictions which could also delay or stop our clinical trial.  Any such delays or additional restrictions could impact our ability to get our products approved or could cause material delay in the time period to get approval, which in turn would have a material adverse impact on our business.

Clinical trials are long, expensive and uncertain processes; if the data collected from pre-clinical and clinical trials of our product candidates is not sufficient to support approval by the FDA, our profitability and stock price could be adversely affected.

Before we receive regulatory approval for the commercial sale of our devices, our devices are subject to extensive pre-clinical testing and clinical trials to demonstrate their safety and efficacy. Clinical trials are long, expensive and uncertain processes. Clinical trials may not be commenced or completed on schedule, and the FDA may not ultimately approve our product candidates for commercial sale.

Further, even if the results of our pre-clinical studies or clinical trials are initially positive, it is possible that results seen in clinical trials will not continue with longer-term treatment. The clinical trials of any of our devices, including Levacor, could be unsuccessful, which would prevent us from commercializing the device. Our failure to develop safe, commercially viable devices would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our stock price.

We are dependent on a limited number of products.

To date, our revenues have resulted primarily from sales of the Novacor LVAS and related equipment. With our restructurings announced in November 2006 and August 2008, those revenues have continued to decline and as of the end of 2008, we are no longer selling the Novacor LVAS. Our future financial performance depends primarily on our ability to realign our resources to focus on the development, regulatory approval, introduction, customer acceptance and sales and marketing of the Levacor. Prior to any commercial use, our products currently under development will require significant additional capital for research and development efforts, extensive pre-clinical and clinical testing and regulatory approval.

New product development is highly uncertain and unanticipated developments, clinical and regulatory delays, adverse or unexpected side effects or inadequate therapeutic efficacy could delay or prevent the commercialization of the Levacor, MiVAD and PediaFlow VAD. Any significant delays in, or premature termination of, clinical trials of our products under development would have a material adverse effect on our business, financial condition and results of operations.

Market acceptance of our technologies and products is uncertain and our selling and distribution capability is limited and has been further reduced by our recent cost reduction initiatives.

Our next-generation Levacor must compete with other products as well as with other therapies for heart failure, such as medication, transplants, cardiomyoplasty and total artificial heart devices. In addition, although we believe that the Destination Therapy market opportunity for VADs is significant, adoption rates have continued to be slower than anticipated.

We have a limited number of technical support personnel compared with other medical device companies in our industry segment, and our financial condition has required us to make significant personnel reductions in those areas, which may put us at a further competitive disadvantage in the marketplace. Failure of our products to achieve significant market acceptance due to competitive therapies and our very limited selling and distribution capability could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition and technological obsolescence of our products.

In addition to competing with other less-invasive therapies for heart failure, including medications and pacing technology, our products, if regulatory approvals are obtained, will compete with ventricular assist technology being developed and sold by a number of other companies. Competition from medical device companies and medical device subsidiaries of healthcare and pharmaceutical companies is intense and expected to increase.

Most of our competitors have financial, technical, manufacturing, distribution and marketing resources substantially greater than ours. Third parties may succeed in developing or marketing technologies and products that are safer, more effective and more timely than those developed or marketed by us which could render our technology and products non-competitive or obsolete, or we may not be able to keep pace with technological developments or our competitors’ time frames, all of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, companies in similar businesses are entering into business combinations with one another, which may create more powerful or aggressive competitors. We may not be able to compete successfully as future markets evolve, and we may have to pursue additional acquisitions or other business combinations or strategic alliances. Increased competitive pressure could lead to lower sales and prices of our products, and this could harm our business, results of operations and financial condition.

There are limitations on third-party reimbursement for the cost of implanting our devices.

Individual patients will seldom be able to pay directly for the costs of implanting our devices. Successful commercialization of our products will depend in large part upon the availability of adequate reimbursement for the treatment and medical costs from third-party payers, including governmental and private health insurers and managed care organizations. Consequently, we expect that our products will typically be purchased by healthcare providers, clinics, hospitals and other users who will bill various third-party payers, such as government programs and private insurance plans, for the healthcare services provided to their patients.

The coverage and the level of payment provided by third-party payers in the United States and other countries vary according to a number of factors, including the medical procedure, third-party payer, location and cost. In the United States, many private payers follow the recommendations for Centers for Medicare and Medicaid Services, which establish guidelines for governmental coverage of procedures, services and medical equipment.

There can be no assurance with respect to any markets in which we seek to distribute our products that third-party coverage and reimbursement will be adequate, that current levels of reimbursement will not be decreased in the future or that future legislation, regulation or reimbursement policies of third-party payers will not otherwise adversely affect the demand for our products or our ability to sell our products on a profitable basis, particularly if the installed cost of our systems and devices should be more expensive than competing products or procedures. The unavailability of third-party payer coverage or the inadequacy of reimbursement would have a material adverse effect on our business, financial condition and results of operations.

If we cannot protect our intellectual property, our business could be adversely affected.

Our intellectual property rights, including those relating to our Levacor, are and will continue to be, a critical component of our success. The loss of critical licenses, patents or trade secret protection for technologies or know-how relating to our current product and our products in development could adversely affect our business prospects. Our business will also depend in part on our ability to defend our existing and future intellectual property rights and conduct our business activities free of infringement claims by third parties. We intend to seek additional patents, but our pending and future patent applications may not be approved, may not give us a competitive advantage and could be challenged by others. Patent proceedings in the United States and in other countries may be expensive and time consuming. In addition, patents issued by foreign countries may afford less protection than is available under United States intellectual property law, and may not adequately protect our proprietary information.

Our competitors may independently develop proprietary non-infringing technologies and processes that are substantially similar to ours, or design around our patents. In addition, others could develop technologies or obtain patents, which would render our patents and patent rights obsolete. We could encounter legal and financial difficulties in enforcing our licenses and patent rights against alleged infringers. The medical device industry and cardiovascular device market, in particular, is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive and the outcome of this litigation is difficult to predict. Any future litigation, regardless of outcome, could result in substantial expense and significant diversion for our technical and management personnel. An adverse determination in any such proceeding could subject us to significant liabilities or require us to seek additional licenses from third parties, pay damages and/or royalties that may be substantial or force us to redesign the related product. These alternatives may be uneconomical or impossible. Furthermore, we cannot assure you that if additional licenses are necessary they would be available on satisfactory terms or at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our products and product candidates may infringe the intellectual property rights of others, which could increase our costs and negatively affect our profitability.

Our success also depends on avoiding infringement of the proprietary technologies of others. In particular, there may be certain issued patents and patent applications claiming subject matter that we or our collaborators may be required to license in order to research, develop or commercialize at least some of our product candidates, including Levacor and MiVAD. In addition, third parties may assert infringement or other intellectual property claims against us based on our patents or other intellectual property rights. An adverse outcome in these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease or modify our use of the technology. If we are required to license such technology, we cannot assure you that a license under such patents and patent applications will be available on acceptable terms or at all. Further, we may incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another’s proprietary technology.

We are exposed to product liability claims.

Our business exposes us to an inherent risk of potential product liability claims related to Levacor and other future products, by device recipients or by their families. Claims of this nature, if successful, could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage held by us. A successful claim brought against us in excess of, or outside of, our insurance coverage would have a material adverse effect on our financial condition. Claims against us, regardless of their merit or potential outcome, could also have a material adverse effect on our ability to obtain physician acceptance of our products, to expand our business or obtain insurance in the future, which could have a material adverse effect on our business and results of operations.

We face risks associated with our manufacturing operations, risks resulting from dependence on third-party manufacturers, and risks related to dependence on sole suppliers.

The manufacture of our products is a complex operation involving a number of separate processes and components. Material costs are high and certain of the manufacturing processes involved are labor-intensive. The conduct of manufacturing operations is subject to numerous risks, including reliance on third-party manufacturers, unanticipated technological problems and delays. From time to time, we have experienced manufacturing challenges and delays, and we many experience manufacturing challenges and delays in the future.  Any such challenges or delays, if significant, could negatively affect our ability to develop and deliver our products in a timely manner, which could have a material adverse effect on our business, financial condition and results of operations.  In addition, we, or any entity manufacturing products or components on our behalf, may not be able to comply with applicable governmental regulations or satisfy regulatory inspections in connection with the manufacture of our products, which would have a material or adverse effect on our business, financial condition and results of operation.

We often depend on single-source third-party manufacturers for several of the components used in our products. We do not have agreements with many of such single-source manufacturers and purchase these components pursuant to purchase orders placed from time to time in the ordinary course of business. We are substantially dependent on the ability of these manufacturers to provide adequate inventories of these components on a timely basis and on favorable terms. These manufacturers also produce components for certain of our competitors, as well as other large customers, and there can be no assurance that such manufacturers will have sufficient production capacity to satisfy our inventory or scheduling requirements during any period of sustained demand, or that we will not be subject to the risk of price fluctuations and periodic delays. Although we believe that our relationships with our manufacturers are satisfactory and that alternative sources for the components we currently purchase from single-source suppliers are currently available, the loss of the services of such manufacturers or substantial price increases imposed by such manufacturers, in the absence of readily available alternative sources of supply, would have a material adverse effect on us. Failure or delay by such manufacturers in supplying components to us on favorable terms could also adversely affect our operating margins and our ability to develop and deliver our products on a timely and competitive basis, which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on key personnel.

As a result of the specialized scientific nature of our business, we are dependent on our ability to attract and retain qualified scientific, technical and key management personnel. We face intense competition for such persons and we may not be able to attract or retain such individuals. Our restructuring, cost reduction and consolidation efforts in November 2006 and August 2008 may make it more difficult for us to attract and retain qualified personnel.

Moving our operations may be disruptive.

On August 21, 2008, we announced a phased consolidation into a primary facility at our current location in Salt Lake City, Utah. In this context, we eliminated positions at our facility in Oakland, California, including the position of Vice President of Manufacturing. The consolidation is still on-going and will be through the end of our facility lease in November 2010 at our Oakland, California facility. The consolidation of our operations may result in ongoing disruptions to our operations and the loss of personnel who would be costly to replace. The loss of employees could also have a significant impact on the continuity and progress of our research and development programs. The costs and possible disruptions that may result from this consolidation could have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Relating to Our Common Stock

Our stock price has been and will continue to be volatile and an investment in our common stock could suffer a decline in value.

You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. We receive only limited attention by securities analysts and frequently experience an imbalance between supply and demand for our common stock. The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our common stock price include:

•      fluctuations in our operating results;

•      announcements of technological innovations or new commercial products by us or our competitors;

•      governmental regulation and changes in medical device reimbursement policies;

•      developments in patent or other intellectual property rights;

•      public concern as to the safety and efficacy of devices that we and our competitors develop;

•      our ability to meet market expectations with respect to FDA approval or the timing for FDA approval for our product candidates; and

•      general market conditions.

We may not be able to maintain our listing on The NASDAQ Capital Market, which would adversely affect the price and liquidity of our common stock.

Currently our common stock is quoted on the NASDAQ Capital Market under the symbol “WHRT”. We must satisfy certain minimum listing maintenance requirements to maintain the NASDAQ Capital Market quotation, including certain governance requirements and a series of financial tests relating to shareholders equity or net income or market value, public float, number of market makers and stockholder, market capitalization, and maintaining a minimum bid price of $1.00 per share.

During 2009 and 2008, we received notices from The NASDAQ Stock Market stating non-compliance with various listing maintenance requirements. On February 1, 2010, we received a NASDAQ Staff Deficiency Letter notifying us that we did not comply with the independent audit committee requirements set forth in NASDAQ Listing Rule 5605. On October 28, 2008 and August 31, 2009, we received letters from the NASDAQ Staff notifying us that we failed to maintain a minimum of 500,000 publicly held shares requirement for continued listing on the NASDAQ Capital Market as set forth in NASDAQ Listing Rule 5550(a)(4).  To date, we are in compliance with all minimum listing requirements of the NASDAQ Capital Market and all matters have been closed with NASDAQ. We have had difficulties maintaining compliance in the past and we might not be able to maintain compliance with all minimum listing requirements in the future. If we do not meet NASDAQ’s continued listing requirements NASDAQ may take action to delist our common stock. A delisting of our common stock could negatively impact us by reducing the liquidity and market price of our common stock and potentially reducing the number of investors willing to hold or acquire our common stock.

The sales of common stock by our stockholders could depress the price of our common stock.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate. Sales by these stockholders, or the perception that such sales could occur in the future, could have an adverse impact on the trading price of our common stock.

The concentration of our capital stock ownership, following the completion of the July 2008 private placement and recapitalization and the January 2010 private placement, may limit your ability to influence corporate matters.

A significant amount of our common stock is held by a relatively small number of investors.  After the completion of our $7.3 million private placement in January 2010 and our $30.0 million private placement financing in July 2008, three of our largest stockholders collectively beneficially own approximately 80% of our common stock.  These investors also have certain rights to designate members of our Board of Directors and may exercise significant influence over all matters requiring stockholder approval, including elections of directors and significant corporate transactions, such as a merger or other sale of WorldHeart or our assets for the foreseeable future. This concentrated control may limit your ability to influence corporate matters and, as a result, we may take actions that our other stockholders do not view as beneficial.

Inquiries or proceedings regarding our stock option granting practices may be disruptive.

We have been the subject of an inquiry from the Ontario Securities Commission (OSC) relating to our historical option granting practices in the past. We, and our current and former directors and officers, may become the subject of government inquiries, shareholder derivative and class action lawsuits and other legal proceedings relating to our historical option granting practices in the future. Should any of these events occur, they could require us to expend significant management time and incur significant accounting, legal and other expenses.

Because we do not intend to pay, and have not paid, any cash dividends on our common stock, our shareholders will not be able to receive a return on their common stock unless the value of our common stock appreciates and they sell them.

We have never paid any cash dividends on our common stock and intend to retain future earnings, if any, to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. As a result, our stockholders will not be able to receive a return on their common stock unless the value of our common stock appreciates and they sell them.

Provisions of Delaware corporate law and provisions of our charter and bylaws may discourage a takeover attempt.

Our charter and bylaws and provisions of Delaware law may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our common stock.  Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences and restrictions, including voting rights of those shares without any further vote or action by the stockholders.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.  These provisions, along with Section 203 of the Delaware General Corporation Law, prohibiting certain business combinations with an interested stockholder, could discourage potential acquisition proposals and could delay or prevent a change of control.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information that we incorporate by reference, contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continue” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” or the negative of these terms or other comparable terminology.  These forward-looking statements may also use different phrases.  Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q subsequent to the filing of our most recent annual report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC.  We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Forward-looking statements include, but are not limited to, statements about:

•      clinical trial outcomes;

•                  costs and delays associated with clinical trials for our products and next-generation product candidates, such as Levacor, MiVAD and PediaFlow,

•      our need for additional significant financings in the future;

•                  our ability to manufacture, sell and market our products;

•                  decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our products;

•                  competition from other products and therapies for heart failure;

•                  continued slower than anticipated Destination Therapy adoption rate for VADs;

•                  limitations on third-party reimbursements;

•                  our ability to obtain and enforce in a timely manner patent and other intellectual property protection for our technology and products;

•                  our ability to avoid, either by product design, licensing arrangement or otherwise, infringement of third parties’ intellectual property;

•                  our ability to enter into corporate alliances or other strategic relationships relating to the development and commercialization of our technology and products;

•                  our ability to remain listed on the NASDAQ Capital Market; and

•                  other factors we discuss under the heading “RISK FACTORS.”

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  These risks include those risks discussed under the heading “Risk Factors” and elsewhere in this prospectus.  Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.  You should read this prospectus and the documents that we reference and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of the warrants for cash, the selling stockholders would pay us the exercise price of the warrants. The cash exercise price of the warrants is $4.90 per share of our common stock. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If any warrants are exercised on a cashless basis, we would not receive any cash payment from the selling stockholders upon any exercise of such warrants.

SELLING STOCKHOLDERS

On January 26, 2010, we issued in a private placement to the selling stockholders an aggregate of (i) 1,418,726 shares of common stock, (ii) warrants exercisable until April 26, 2011, to purchase up to 1,418,726 shares of common stock and (iii) warrants exercisable until January 26, 2015, to purchase 1,418,726 shares of common stock.  Each of the warrants is exercisable at an exercise price of $4.90 per share of common stock.  Pursuant to the Registration Rights Agreement related to this private placement, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission to register the sale or other disposition of the shares of our common stock we issued and any common stock issued as a result of the exercise of the warrants, and to use our commercially reasonable efforts to keep the registrations statement continuously effective until the earlier of (i) such time as all of the such shares registered hereunder have been sold by the selling stockholders or (ii) such time as all of the shares may be sold without restriction pursuant to Rule 144 under the Securities Act. Certain of the selling stockholders have a position, office or material relationship with us.  Each such material relationship is described in the table and footnotes below.

The following table sets forth:

•                  the name of each of the selling stockholders;

•                  the number of shares of our common stock owned by each such selling stockholder prior to this offering;

•                  the percentage (if one percent or more) of common stock owned by each such selling stockholder prior to this offering;

•                  the number of shares of our common stock which may be sold or otherwise disposed of pursuant to this prospectus;

•                  the number of shares of our common stock to be owned upon completion of this offering, assuming all such shares are sold;

•                  the percentage (if one percent or more) of common stock owned by each such selling stockholder after this offering, assuming all such shares are sold; and

•                  if applicable, a description of the material relationship such selling stockholder has with us.

This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of March 1, 2010. As used in this prospectus, the term “selling stockholder” includes each of the selling stockholders listed below, and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may sell or otherwise dispose of under this prospectus. The selling stockholder may sell or otherwise dispose of some, all or none of its shares. We do not know how long the selling stockholders will hold the shares before selling or otherwise disposing of them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or disposition of any of the shares.  For the purposes of the table below, we assume that the selling shareholders will sell all shares of common stock covered by this prospectus.

Except as described below, the selling shareholders have sole voting and investment power over the shares of common stock listed in the table.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based on 14,730,991 shares of our common stock actually outstanding as of March 31, 2010, and an additional 2,862,869 shares of our common stock issuable upon the exercise of warrants outstanding.

	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares Being	Shares of Common Stock Beneficially Owned After Offering (1)
Security Holder	Number	Percent	Offered	Number	Percent

Special Situations Cayman Fund, L.P. (3)(7) 153 East 53rd Street New York, NY 10022	715,298	4.1%	181,995	533,333	3.0%

Special Situations Fund III QP, L.P. (4)(7) 153 East 53rd Street New York, NY 10022	1,969,426	11.2%	501,060	1,468,366	8.3%

Special Situations Private Equity Fund, L.P. (5)(7) 153 East 53rd Street New York, NY 10022	715,297	4.1%	181,995	533,332	3.0%

Special Situations Life Sciences Fund, L.P. (6)(7) 153 East 53rd Street New York, NY 10022	484,923	2.8%	300,000	184,923	1.1%

New Leaf Ventures II, L.P. (8) 7 Times Square, Suite 1603 New York, NY 10036	4,498,383	25.6%	1,165,050	3,333,333	18.9%

Venrock Associates V, L.P. (2)(9)(12) 3340 Hillview Avenue Palo Alto, CA 94304	4,359,657	24.8%	1,051,224	3,308,433	18.8%

Venrock Entrepreneurs Fund V, L.P. (2)(10)(12) 3340 Hillview Avenue Palo Alto, CA 94304	102,432	*	24,699	77,733	*

Venrock Partners V, L.P. (2)(11)(12) 3340 Hillview Avenue Palo Alto, CA 94304	369,627	2.1%	89,127	280,500	1.6%

Solar Group S.A. (13) 14 Camden North Road Paget, Bermuda DV-03	291,264	1.7%	291,264	0	*

SRB Greenway Opportunities Fund, L.P. (14)(16) 300 Crescent Court, Suite 1111 Dallas, TX 75201	25,632	*	25,632	0	*

SRB Greenway Opportunities Fund (QP), L.P.(15)(16) 300 Crescent Court, Suite 1111 Dallas, TX 75201	207,378	1.2%	207,378	0	*

Iroquois Master Fund Ltd. (17)	120,000	*	120,000	0	*

641 Lexington Avenue, 26th Floor New York, NY 10022

Cougar Trading LLC (18) 1370 Avenue of the Americas, 30th Floor New York, NY 10019	165,600	*	58,500	107,100	*

Richard H. and Catherine F. Osgood TTEES for the Osgood Family Trust UAD 4/14/2000 (19) One Bush Street, #1700 San Francisco, CA 94014	63,254	*	58,254	5,000	*

*                    Represents less than 1%.

(1)	Includes shares of common stock issuable upon exercise of warrants. For the purposes hereof, we assume the issuance of all shares issuable upon exercise of warrants.

(2)

The selling stockholder has identified itself as an affiliate of a registered broker-dealer. The selling stockholder has represented to us that it purchased the shares in the ordinary course of its business and, at the time of purchase, with no arrangement or understanding, directly or indirectly, with any persons to distribute such shares.

(3)	Consists of 593,998 shares of common stock and warrants to purchase 121,300 shares of common stock.

(4)	Consists of 1,635,386 shares of common stock and warrants to purchase 334,040 shares of common stock.

(5)	Consists of 593,997 shares of common stock and warrants to purchase 121,300 shares of common stock.

(6)	Consists of 284,923 shares of common stock and warrants to purchase 200,000 shares of common stock.

(7)

MGP Advisors Limited (“MGP”) is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Private Equity Fund, L.P. and the Special Situations Life Sciences Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. Excludes 489,533 shares owned directly by Mr. Marxe, options to purchase 8,000 shares of common stock owned directly by Mr. Marxe and 192,048 shares held directly by Mr. Greenhouse. The funds listed above (collectively, the “Special Situations Funds”) are entitled to designate a nominee for election to our Board of Directors so long as certain ownership requirements are met. Austin W. Marxe is a member of our Board of Directors pursuant to a designation by the Special Situations Funds.

(8)

Includes 3,721,683 shares of common stock and warrants to purchase 776,700 shares of common stock. As the sole general partner of New Leaf Ventures II, L.P. (“New Leaf”), New Leaf Venture Associates II, L.P. (“NLVA”) may be deemed to own beneficially the shares owned by New Leaf. As the sole general partner of NLVA, New Leaf Venture Management II, L.L.C. (“NLV Management”) may be deemed to own beneficially the shares owned by New Leaf. The members of NLV Management are Srinivas Akkaraju, Philippe Chambon, Jeani Delagardelle, Ronald Hunt, Vijay Lathi and James Niedel. Each of NLVA, NLV Management and each of the foregoing members disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any. New Leaf is entitled to a board nominee on our Board of Directors depending on certain ownership requirements of our shares. Jeani Delagardelle is a director on our Board of Directors pursuant to a designation by New Leaf.

(9)

Includes (i) 3,658,841 shares of common stock, (ii) warrants exercisable until April 26, 2011, to purchase up to 350,408 shares of common stock and (iii) warrants exercisable until January 26, 2015, to purchase up to 350,408 shares of common stock, each held directly by Venrock Associates V, L.P.

(10)

Includes (i) 85,966 shares of common stock, (ii) warrants exercisable until April 26, 2011, to purchase up to 8,233 shares of common stock and (iii) warrants exercisable until January 26, 2015, to purchase up to 8,233 shares of common stock, each held directly by Venrock Entrepreneurs Fund V, L.P.

(11)

Includes (i) 310,209 shares of common stock, (ii) warrants exercisable until April 26, 2011, to purchase up to 29,709 shares of common stock and (iii) warrants exercisable until January 26, 2015, to purchase up to 29,709 shares of common stock, each held directly by Venrock Partners V, L.P.

(12)

Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, L.P. are collectively referred to herein as the “Venrock Funds”. Venrock Management V, LLC, VEF Management V, LLC and Venrock Partners Management V, LLC (collectively, the “Venrock GPs”) are the general partners of Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, L.P., respectively, and may be deemed to own beneficially all of the shares of common stock and warrants held by the Venrock Funds. Each Venrock GP disclaims beneficial ownership of all of the shares of common stock and warrants held by the Venrock Funds except to the extent of their indirect pro-rata pecuniary interest therein. The Venrock Funds are entitled to a board nominee on our Board of Directors depending on certain ownership requirements of our shares. Anders Hove is a director on our Board of Directors as a designee of the Venrock Funds. Mr. Hove is a member of each Venrock GP and disclaims beneficial ownership of all of the shares of common stock and warrants held by the Venrock Funds except to the extent of his indirect pro-rata pecuniary interest therein.

(13)

Includes 97,008 shares of common stock and warrants to purchase 194,016 shares of common stock. Evelyn Todd and James Todd are the shareholders of Solar Group S.A. and share voting and investment power over the shares listed above.

(14)	Includes 8,544 shares of common stock and warrants to purchase 17,088 shares of common stock.

(15)	Includes 69,126 shares of common stock and warrants to purchase 138,252 shares of common stock.

(16)

SRB Management, L.P. is the General Partner of SRB Greenway Opportunities Fund, L.P. and SRB Greenway Opportunities Fund (QP), L.P. BC Advisors, L.L.C. is the General Partner of SRB Management, L.P. Steven R. Becker is the managing member of BC Advisors, L.L.C. and has voting and investment power over the shares listed above.

(17)

Includes 40,000 shares of common stock and warrants to purchase 80,000 shares of common stock. Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

(18)

Includes 126,600 shares of common stock and warrants to purchase 39,000 shares of common stock. Emanuel E. Geduld is the Senior Managing Member of Cougar Trading, LLC and has voting and investment power over the shares listed above.

(19)

Includes 24,418 shares of common stock and warrants to purchase 38,836 shares of common stock. Richard H. Osgood and Catherine F. Osgood, as Trustees for the Osgood Family Trust UAD 4/14/2000, share voting and investment power over the shares listed above.

Information about any other selling shareholders will be included in prospectus supplements or post-effective amendments, if required.  Information about the selling shareholders may change from time to time.  Any changed information with respect to which we are given notice will be included in prospectus supplements.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange or over-the-counter distribution in accordance with the rules of the applicable exchange or other market;

• privately negotiated transactions;

• short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.  Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward Kronish LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009,  have been incorporated herein by reference in reliance upon the report of Burr Pilger Mayer, Inc. an independent registered public accounting firm, as incorporated by reference herein,  given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file electronically with the Securities and Exchange Commission our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. We make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.  You may also request a copy of these filings, at no cost, by writing or telephoning us.  Any requests should be directed to:

Morgan R. Brown

Chief Financial Officer

World Heart Corporation

4750 Wiley Post Way, Suite 120

Salt Lake City, Utah 84116

(801) 355-6255

You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including World Heart. The SEC’s Internet site can be found at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus but before the end of any offering made under this prospectus. The SEC file number for the documents incorporated by reference in this prospectus is 000-28882. We incorporate by reference the following information that has been filed with the SEC:

•                  our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 22, 2010;

•                  our definitive proxy statement relating to our 2010 annual meeting of stockholders filed on April 22, 2010;

•                  our current reports on Form 8-K filed with the SEC on January 4, 2010, January 8, 2010, January 19, 2010, January 22, 2010, January 27, 2010, February 4, 2010, February 5, 2010, February 10, 2010, March 9, 2010, March 23, 2010, March 30, 2010 and April 13, 2010; and

•                  the description of our common stock which is contained in a registration statement filed under the Securities and Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the end of any offering made under this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:  Morgan R. Brown, Chief Financial Officer, World Heart Corporation, 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116, (801) 355-6255.